Via Email April 10, 2008

Mr. Wilf Ouellette, President
Energy Quest Inc.

Dear Sir:

Re: Energy Quest Inc., Registration Statement on Form S-8

You have requested our opinion as to the legality of the issuance by Energy Quest Inc. (the "Company") of up to 2,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about April 10, 2008. Pursuant to your request we have reviewed and examined:

1.	The Articles of Incorporation of the Company, as amended (the "Articles");

2.	The Bylaws of the Company, as certified by the Secretary of the Company;

3.	The Director’s Resolutions authorizing the 2008 Stock Compensation Plan and 2008 Non- Qualified Stock Option Plan;

4.	The Registration Statement;

5.	The Company's 2008 Stock Compensation Plan and 2008 Non-Qualified Stock Option Plan covered by the Registration Statement;

6.	The Company’s reports filed with the SEC; and

7.	Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable and that the Company is not a shell company as defined by the Securities and Exchange Commission.

We are qualified to practice US corporate and securities law as our attorneys are called to various state bar associations in the US. Further, we regularly provide legal services to companies incorporated in the State of Nevada and consequently have developed broad knowledge and understanding of corporate Nevada law. We furnish this opinion to the Company and solely for your benefit. Our opinion is subject to the qualification that no opinion is expressed herein as to the application of State Securities or Blue Sky laws.

Notwithstanding the above, we consent to the use of this opinion in the Registration Statement.

Please do not hesitate to contact us if you have any questions or comments.

Yours truly,

/S/ BACCHUS CORPORATE AND SECURITIES LAW

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